AERO
SHANNON                       A Division of Aero Rianta

                              Shannon Airport Terminal Building
                              Shannon Airport, Co.  Clare,
Ireland,
                              Telephone: (061) 471444 Telex:
72016 SAFEI
                              SITA SNNRRCR Fax: (061) 471719

                     OUR FAX: +353-61-471719

TO:       Mr.  Bob Hughes, Baltia Airlines

FAX  NBR: 001-718 275 4731

DATE:     5 August 1997

FROM:     JOHN CRAIG, FUEL MANAGER

NBR. OF PAGES (INCL. COVER)   1

Dear Sir,

Further to our telecom today I confirm that Aero Shannon can provide the following services to Baltia Airlines at St.
Petersburg, Russia.

-    Fuel @ US$370 per tonne

-    Landing/Handling as per Russian AIP

-    Crew Transport and Hotel Reservations

Should you wish to proceed please contact

     Ms.  Lorraine Ryan at
          Fax No.   +353 - 61 - 471719
          Sita      SNNNRRCR

for terms and conditions.

Please contact me should you require further information.


John Craig
Fuel Manager - Aero Shannon

TEXACO
Refining and Marketing, Inc.
2000 Westchester Ave.
White Plains, NY 10650

DATE:     July 31, 1997

TO:       Mr.  Igor Dmitrowsky
          President
          Baltia Air Lines, inc.
          Rego Park, NY
          Fax: 718-275-4731

FROM:     Ken Kovatch
          International Aviation Sales Dept
          Tel: 914-253-6063
          Fax: 914-253-7897

SUBJECT:  Pricing at JFK

Reference your inquiry for pricing indications at JFK

Current Texaco market price is .6155, however, expect this to increase .03 to .04 cents per gallon or more, with the recent upturn in the marketplace.

Additional charges include:
     Buckege Pipeline fee:               .0095
     Port of New York Authority fee:     .0055
     Ogden hook-up fee:               $31.00 per hook-up
     Ogden into plane fee:               .02378
     Inventory scheduling fee:           .0020

Please feel free to contact me if you have any questions.

Regards,


Ken Kovatch